SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant      [ X ]
Filed by a Party other than the Registrant      [   ]

Check the appropriate box:

[   ]             Preliminary Proxy Statement
[   ]             Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]            Definitive Proxy Statement
[   ]             Definitive Additional Materials
[   ]             Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MASTEC, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]             No fee required
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1)	Title of each class of securities to which transaction applies:

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[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

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MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
(305) 599-1800

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2005 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 26, 2005 at 9:30 a.m., local time, at the Douglas Entrance Annex Building, 3rd Floor Archroom, located at 800 S. Douglas Road, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.	The election of Jorge Mas, Jose R. Mas and Julia L. Johnson as Class I directors to serve until the 2008 Annual Meeting of Shareholders; and

2.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

The election proposal is discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on April 11, 2005 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure that your shares are represented at the meeting in case you are not personally present, you are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Return of the proxy card will not prevent you from voting in person at the meeting should you decide to do so. As an alternative, all shareholders are encouraged to vote by telephone or online and enroll for electronic delivery of future proxy and other materials. Please go to www.mastec.com under Investor Relations or follow the instructions accompanying your proxy card for more information and enrollment.

By Order of the Board of Directors,

Austin J. Shanfelter, President and Chief Executive Officer
Coral Gables, Florida
April 25, 2005

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting as described in the proxy statement.

April 25, 2005

PROXY STATEMENT

2005 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2005 Annual Meeting of Shareholders of MasTec to be held at Douglas Entrance Annex Building, 3rd Floor Archroom, 800 S. Douglas Road, Coral Gables, Florida 33134, on Thursday, May 26, 2005, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

When was this proxy statement mailed?

This Proxy Statement, the enclosed proxy card and the Form 10-K containing the financial statements for the year ended December 31, 2004 are first being mailed or transmitted electronically on or about April 25, 2005 to shareholders of record at the close of business on April 11, 2005.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on April 11, 2005, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, 48,777,338 shares of common stock were outstanding and eligible to be voted at the Annual Meeting and there were 2,066 record shareholders.

What is the quorum for the meeting?

The presence, in person or by proxy, of a majority of the shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

How many votes do I have?

The securities that can be voted at the Annual Meeting are our common stock, with each share entitling its owner to one vote on all matters brought before the Annual Meeting.

How do I vote?

If you are not present in person at the Annual Meeting, your shares can be voted only if represented by proxy or if you vote telephonically or online. The shares represented by your proxy will be voted in accordance with your instructions only if you properly complete, sign and return the accompanying proxy card to our Secretary prior to the Annual Meeting or vote your ballot telephonically or online.

Shareholders are eligible to vote electronically through the Internet or by telephone. Please go to www.mastec.com under Investor Relations or follow the instructions accompanying your proxy card for more information on voting by telephone or online and registering to receive future proxy and other materials online.

Shareholders not wishing to vote telephonically or electronically through the Internet or whose proxy card does not reference telephone or online voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via telephone or online does not affect the right to vote in person at the Annual Meeting. For voting your shares held by a broker and/or held in a 401(K) Retirement Plan, see below.

How do I vote my shares that are held by my broker?

If you hold shares of our common stock in street name and wish to vote in person at the meeting, you must present a recent proxy validating your ownership of the shares of common stock intended to be voted from your bank, broker or other nominee that holds of record your shares of common stock and proof of identity for entrance to the meeting.

How do I vote my shares that are held in my 401(K) Retirement Plan?

Separate proxy cards are being transmitted to all persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”). These proxy cards appoint Investors Bank & Trust, which acts as Trustee for the 401(k) Plan, to vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon. In the event no proxy card is received from a participant or beneficiary or a proxy card is received without instructions, or in the event shares are not yet allocated to any participant’s account, the Trustee will vote the shares of stock of the participant and any unallocated shares “FOR” the three nominees for director. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee as proxy will vote upon such matters according to its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed proxy card bearing a later date or by giving written notice to ADP Investor Communication Services, Plan Tabular, at the following address: ADP Investor Communication Services, Attention: Tabulation Department, 51 Mercedes Way, Edgewood, NY 11717. Under the terms of the 401(k) Plan, the Trustee is required to vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

     •        The election of three directors to serve as Class I Directors until the 2008 Annual Meeting of Shareholders; and
     •         Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required to elect directors at the Annual Meeting?

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the three nominees who receive the most affirmative votes will be elected to the Board of Directors. In voting to elect nominees to the Board of Directors, shareholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

As of April 11, 2005 (the record date for the Annual Meeting), our directors and executive officers beneficially owned or controlled approximately 23,660,791 shares of our common stock (2,472,009 of which are shares beneficially owned through options exercisable within 60 days), constituting approximately 44.48% of the outstanding common stock. We believe that these holders will vote their shares of common stock in favor of the nominees for directors. Therefore, the presence of a quorum and the election of the director nominees are reasonably assured.

How are abstentions and broker non-votes treated?

Pursuant to Florida law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors. Therefore, brokerage firms may vote such shares to approve the election of the director nominees.

Will there be any other items of business on the agenda?

The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with recommendation of the Board of Directors.

What happens if I return my proxy card without voting?

When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction, the proxy will be voted to elect the director nominees listed in “Proposal No. 1 – Election of Directors” and in accordance with the recommendation of the Board of Directors on all other matters that may properly come before the Annual Meeting.

Can I change my vote after I have voted?

A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by:

     •        written notice delivered to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134,
     •        executing and delivering to our Corporate Secretary a proxy with a later date,
     •        attending the Annual Meeting and voting in person or
     •        submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them.

Who has paid for this proxy solicitation?

All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement, will be borne by MasTec.

How do I obtain a list of Mastec’s shareholders?

A list of MasTec’s shareholders as of April 11, 2005, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period prior to the Annual Meeting.

How do I submit a proposal for the 2006 Annual Meeting?

Under our bylaws, MasTec must receive any proposal of an eligible shareholder intended to be presented at the 2006 Annual Meeting of Shareholders of MasTec, including any nomination proposal, on or before December 26, 2005, for the proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 26, 2005 of an intent to present a proposal at MasTec’s 2006 Annual Meeting of Shareholders, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Since more than one shareholder lives at this address, why did we only receive one set of proxy materials?

Unless contrary instructions are received, MasTec may send a single copy of the Annual Report, Proxy Statement and Notice of Annual Meeting to any household at which two or more shareholders reside if MasTec believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by MasTec.

If you would like to receive a separate set of MasTec’s annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:

1.

If your shares are registered in your own name, please contact our transfer agent Wachovia Securities, and inform them of your request by calling them at 1-800-829-8432 or by writing to them at Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Boulevard 3C3, Charlotte, North Carolina 28262-1153.

2.	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors has nominated each of Jorge Mas, Jose R. Mas and Julia L. Johnson to stand for election as Class I directors at the Annual Meeting, to hold office until the 2008 Annual Meeting and until their respective successors are elected and qualified. The Board of Directors currently is composed of nine directors elected in three classes, with three Class I, three Class II, and three Class III directors. Directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class I directors expire at the Annual Meeting. If elected, the nominees for Class I directors will serve until the 2008 Annual Meeting of Shareholders. The terms of the Class II directors expire at the 2006 Annual Meeting of Shareholders and the terms of the Class III directors expire at the 2007 Annual Meeting of Shareholders.

Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.

The Board of Directors recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the election of each of the nominees for election as a Class I director named above.

Information as to Nominees and Other Directors

Nominees for Class I Directors

Jorge Mas, 42, has been Chairman of our Board of Directors since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. In addition, Mr. Mas is the Chairman of the Board of Directors of Neff Corp. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of Jose R. Mas.

Jose R. Mas, 33, has been a member of our Board of Directors since August 2001. Mr. Mas has been our Vice Chairman and Executive Vice President – Business Development since August 2001. Mr. Mas has served in a number of capacities at the operating level with us since 1991, most recently as President of one of our service offerings from May 1999 to August 2001. He is also a member of the Board of Directors of Neff Corp. Mr. Mas is the brother of Jorge Mas, MasTec’s Chairman of the Board.

Julia L. Johnson, 42, has been a member of our Board of Directors since February 2002. From January 2001 to the present, Ms. Johnson has been President of NetCommunications, L.L.C., a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Prior to founding NetCommunications, Ms. Johnson was Vice President of Marketing for MILCOM Technologies, Inc., a military technology commercialization company, from March 2000 to August 2001. From November 2001 to the present, Ms. Johnson has also served as founder and Chairman of the Emerging Issues Policy Forum, a public policy organization established to promote open public policy discussions on key market, industrial and regulatory issues. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. In June 2001, Governor Bush appointed Ms. Johnson to the Florida Board of Education for a four-year term. She currently serves on the University of Florida Foundation Board of Trustees.

Class II Directors

Carlos M. de Cespedes, 55, joined our Board of Directors in September 2004. Mr. de Cespedes is Chairman and Chief Executive Officer of Pharmed Group Holdings of Miami. In 1980, Mr. de Cespedes co-founded Pharmed with his brother, Jorge, and it has grown under their leadership to be the largest minority-owned distributor of medical, surgical, and rehabilitative supplies in the United States. Mr. de Cespedes has been actively involved in numerous charitable and community organizations, including the Board of Directors for Florida International University. Additionally, he has served on the boards of the University of Miami ALS Foundation, Mesa Redonda and Alliance for Ethical Government.

Austin J. Shanfelter, 48 has been our Chief Executive Officer and President and a member of our Board of Directors since August 2001. From February 2000 until August 2001, Mr. Shanfelter was our Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of our service operations from January 1997. Mr. Shanfelter also served as Chief Accounting Officer from March 2004 until October 12, 2004. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Board of Directors of the Power and Communications Contractors Association (PCCA), an industry trade group, since 1993. Mr. Shanfelter has also been a member of the Society of Cable Television Engineers since 1982 and he was inducted into the Cable TV Pioneers in 2003.

John Van Heuvelen, 59 has been a member of our Board of Directors since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private equity investor based in Denver, Colorado. His investment activities have included private telecom and technology firms, where he still remains active.

Class III Directors

Robert J. Dwyer, 61, joined our Board of Directors in October 2004. Mr. Dwyer retired in 1999. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. Mr. Dwyer currently is an advisor to Morgan Stanley and Co. and is a private equity investor. He currently serves as a director of the Bank of New York. He also serves on the Audit Committee for the Bank of New York. Mr. Dwyer has numerous charitable and civic interests.

Frank E. Jaumot, 48, joined our Board of Directors in September 2004. Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, P.A since 1991. From 1979 to 1991, Mr. Jaumot was associated with Deloitte and Touche. Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He also is a member of the Board of Directors for Junior Achievement of South Florida.

Jose S. Sorzano, 64, has been a member of our Board of Directors since October 1994. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, a director of Ultra-Scan Corp., a privately held biometric company, and a director for CIPE, the Center for International Private Enterprise. Mr. Sorzano was also Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; and Ambassador and U.S. Deputy to the United Nations from 1983 to 1985.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Board and Committee Meetings

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Independent Committee and the Nominating and Corporate Governance Committee. The Board and its committees also act by written consent. During 2004, the Board of Directors met on eight occasions. During 2004, each of the current directors attended at least 75% of the Board meetings and the meetings of each committee on which such director serves.

The Executive Committee is composed of Jorge Mas, who serves as Chairman, Julia L. Johnson, Austin J. Shanfelter and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board of Directors when action is required between full Board meetings. During 2004, the Executive Committee met on one occasion.

The Audit Committee is composed of John Van Heuvelen who is currently serving as its Chairman, Julia L. Johnson and Frank E. Jaumot. Arthur B. Laffer served as Chairman of the Audit Committee until his resignation from the Audit Committee on March 11, 2004. Sherrill W. Hudson served as Chairman of the Audit Committee from March 11, 2004 through July 7, 2004. In July, in connection with his acceptance of the position of Chairman and Chief Executive Officer of TECO Energy, Inc., Mr. Hudson resigned from all other public boards, including his position as a MasTec director and Audit Committee Chairman. The Audit Committee oversees MasTec’s financial reporting and the Sarbanes Oxley compliance program on behalf of the Board of Directors. The Audit Committee also is required to approve all audit and nonaudit services provided by our independent auditor, including the scope of and fees paid to the independent auditor. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2004, the Audit Committee met on twenty-eight occasions. The Board of Directors, in the exercise of its reasonable business judgment, has determined that (i)John Van Heuvelen and Frank E. Jaumot qualify as “audit committee financial expert(s),” (ii) each member of the Audit Committee is financially literate and (iii) each member of the Audit Committee is independent, under applicable New York Stock Exchange and Securities and Exchange Commission rules and regulations. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information.

The Compensation Committee is composed of Jose S. Sorzano, who currently serves as Chairman, Carlos M. de Cespedes, Robert J. Dwyer and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and Securities and Exchange Commission rules and regulations. William N. Shiebler served as Chairman of the Compensation Committee until his resignation from our Board of Directors in August 2004. The Compensation Committee is charged with determining compensation for the Chief Executive Officer and the other senior management of MasTec, establishing salaries, bonuses and other compensation for MasTec’s executive and operating officers, administering MasTec’s stock option, stock purchase and incentive compensation plans and recommending to the Board of Directors changes to the plans. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. During 2004, the Compensation Committee met on seven occasions.

The Independent Committee is composed of Frank E. Jaumot and Robert J. Dwyer each of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and Securities and Exchange Commission rules and regulations. This committee was established by the Board of Directors in 2004 and the Executive Committee appointed Mr. Jaumot and Mr. Dwyer to the committee in 2005. The committee was established to investigate allegations made in a derivative action brought against MasTec; several of its former and current directors including, Directors Jorge Mas, Jose R. Mas, Julia L. Johnson, Jose S. Sorzano, John Van Heuvelen and Arthur B. Laffer; and several of its former and current executive officers, including, Austin Shanfelter, MasTec’s President and Chief Executive Officer and Donald Weinstein, MasTec’s former Chief Financial Officer. The derivative action claims that the Board of Directors is obligated to bring an action against corporate officers based on allegations contained in a related shareholder action. The committee is charged with the responsibility of determining whether it is in MasTec’s best interests to pursue an action or actions based on the allegations.

The Nominating and Corporate Governance Committee is composed of Julia L. Johnson, who serves as Chairman, Carlos M. de Cespedes, Jose S. Sorzano, and John Van Heuvelen all of whom, the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and Securities and Exchange Commission rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board of Directors, recommending to the Board of Directors candidates for election to the Board of Directors and evaluating the effectiveness and performance of the Board of Directors. The Nominating and Corporate Governance Committee also develops, implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board of Directors. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2004, the Nominating and Corporate Governance Committee met on two occasions.

The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board of Directors, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s education; range and depth of business experience; availability; potential contribution of time and expertise to MasTec; the mix of interests, experiences and attributes of the incumbent directors; the existence or lack thereof, of potential conflicts created by the candidate’s current board memberships or other commitments; the candidate’s ability to satisfy the need for any required expertise on the Board or one of its committees; and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director. In 2004, the Nominating and Corporate Governance Committee retained an independent consulting firm to assist in identifying and evaluating director candidates. The Nominating and Corporate Governance Committee members met frequently with these consultants prior to formalizing recommendations and nominations for new directors.

The Nominating and Corporate Governance Committee will consider candidates recommended by the shareholders pursuant to written applications submitted to us at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134; Attention: Corporate Secretary, not less than 120 calendar days prior to the first anniversary of the date that our proxy statement is released to shareholders in connection with the preceding year’s annual meeting of shareholders, except that if no annual meeting of shareholders was held in the preceding year or if the date of the annual meeting of shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the preceding year’s proxy statement, the notice must be received by our Corporate Secretary not less than 150 calendar days prior to the date of the contemplated annual meeting or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated annual meeting, whichever first occurs. Shareholder proposals for nominees should include biographical and other related information regarding the proposed nominee sufficient to comply with applicable disclosure rules and a statement from the shareholder as to the qualifications and willingness of the candidate to serve on our Board of Directors. No recommended nominees were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s annual meeting.

The full text of our current Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and our Corporate Governance Guidelines are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests it at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters are attached to this document as Appendix A, B and C respectively.

Independent Directors

The Board of Directors, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to the New York Stock Exchange and Securities and Exchange Commission rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec or (ii) any other relationships that in the Board’s judgment would interfere with the director’s independence. Our independent directors are Carlos M. de Cespedes, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Jose S. Sorzano, and John Van Heuvelen. The independent directors are scheduled to meet twice a year in executive sessions without management and a majority of the independent directors present will determine the presiding director for those meetings.

Other Corporate Governance Matters

Interested parties who want to communicate with the presiding or with the independent directors as a group, or a shareholder who wants to communicate with the Board, individual Board members or a board committee should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The Corporate Secretary will forward all such communications directly to such Board members.

MasTec does not have a policy requiring our directors to attend the Annual Meeting. All of our then-current directors attended our 2004 Annual Meeting of Shareholders.

MasTec has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees which include additional criteria that are applicable to our Chief Financial Officer and senior financial officers. The full text of the Code of Business Conduct and Ethics is available on MasTec’s website at www.mastec.com. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics, on our website, within four business days of such amendment or waiver.

Compensation of Directors

During 2004, MasTec, Inc. took into consideration the adoption of a new independent director compensation program, based upon the greatly increased responsibilities and time demands on independent directors. Research was conducted to ensure that the independent directors’ compensation program would be competitive with current market practice and trends in comparable industries. We decided to provide each independent director with an annual cash retainer, committee service retainer, committee chairperson service retainer, formula stock option grants for appointment/re-election and continued service, and restricted stock grants for appointment/re-election to the Board, all as governed by our Amended and Restated 2003 Stock Incentive Plan for Non-Employees. In addition, directors are reimbursed for their reasonable expenses in attending Board and committee meetings.

Each of the independent directors is paid an annual retainer of $30,000. In addition, the Audit Committee Chairperson is paid $15,000 per year and each other audit committee member is paid $10,000 per year for service. The Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson are paid $5,000 per year and each of the other members of these committees is paid $4,000 per year for service. All other committee members and chairpersons receive $1,000 per year. All cash compensation is paid on a quarterly basis.

The Amended and Restated 2003 Stock Incentive Plan for Non-Employees governs the formula option grants of 20,000 shares of our common stock upon election or appointment to the Board, 20,000 shares of our common stock upon each re-election and 7,500 shares of our common stock following each Annual Meeting of Shareholders for continued service during the elected term. In addition to the foregoing, the Compensation Committee, which administers the Amended and Restated 2003 Stock Incentive Plan for Non-Employees, may make discretionary grants of stock options and restricted stock awards to non-employee directors. All options expire ten years from the date of grant and vest annually over three years. All options are granted at an exercise price equal to the fair market value of MasTec’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant.

Pursuant to the Amended and Restated 2003 Incentive Stock Option Plan, Julia L. Johnson and John Van Heuvelen each received a formula grant of options to purchase 7,500 shares of our common stock in December 2004 for continued service on our Board, Jose S. Sorzano received a formula grant for options to purchase 20,000 shares of our common stock in December 2004 for his re-election to our Board. Robert J. Dwyer received a formula grant of options to purchase 20,000 shares of our common stock in November 2004 upon his appointment to our Board. Carlos M. de Cespedes and Frank E. Jaumot each received a formula grant of options to purchase 20,000 shares of our common stock in October 2004 upon their appointment to our Board.

Under the Amended and Restated 2003 Incentive Stock Option Plan each director receives a grant of restricted stock with a value equal to $50,000 upon appointment to the Board and $50,000 of restricted stock upon re-election. Restricted stock becomes vested and nonforfeitable on the third anniversary of the date of grant. Upon issuance of the shares of the restricted stock, the recipient has immediate rights of ownership in the shares of restricted stock, including the right to vote the shares and the right to receive dividends. Pursuant to the Amended and Restated 2003 Incentive Stock Option Plan, Julia L. Johnson, Jose S. Sorzano, and John Van Heuvelen each received 9,941 shares of restricted stock with an effective date of July 2004. Frank E. Jaumot received 9,728 shares of restricted stock and Carlos M. de Cespedes received 9,901 shares of restricted stock effective September 2004. Robert J. Dwyer received 8,474 shares of restricted stock with an effective date of October 2004.

SECURITY OWNERSHIP

Principal Shareholders

The following table sets forth the amount and percent of shares of our common stock that, as of April 11, 2005, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock, by each of our named executive officers, by each of our directors, nominee to become a director, and all of our directors and executive officers as a group. The mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134 unless otherwise stated. The following information is based upon information provided to us or filed with the Commission by the shareholders.

	Common Stock Beneficially Owned
Name	Number of Shares		Percentage of Common Stock Outstanding

Jorge Mas	20,046,596	(1)	37.68%
Chairman of the Board
Jose Ramon Mas	2,327,889	(2)	4.38%
Vice Chairman of the Board and Executive Vice President

Carlos M. de Cespedes	9,901	(3)	*
Director
Robert J. Dwyer	8,474	(3)	*
Director
Frank E. Jaumot	9,728	(3)	*
Director
Julia L. Johnson	69,791	(3)	*
Director		(4)
Jose S. Sorzano	160,894	(3)	*
Director		(4)
John Van Heuvelen	63,041	(3)	*
Director		(4)
Austin J. Shanfelter	947,977	(4)	1.78%
Director, President and Chief Executive Officer

C. Robert Campbell	0		*
Executive Vice President and Chief Financial Officer

Michael G. Nearing	16,500	(4)	*
Executive Vice President and General Counsel

Donald P. Weinstein	43,333	(5)	*
Former Executive Vice President and Chief Financial Officer

Eric J. Tveter	21,311	(5)	*
Former Executive Vice President and Chief Operations Officer

Dimensional Fund Advisors Inc.	2,989,250	(6)	6.17%
FMR Corp.	3,900,090	(7)	8.05%
All current executive officers and directors	23,660,791		44.48%
as a group (11 persons)

* Less than 1%

(1)

Includes 9,621,016 shares owned directly by the Jorge L. Mas Canosa Holdings I Limited Partnership, a Texas limited partnership (the “Family Partnership”), and indirectly by Jorge Mas, as the president and sole director of Jorge L. Mas Canosa Holdings Corporation, a Texas corporation, the sole general partner of the Family Partnership; and 8,599,361 shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly-owned by Mr. Jorge Mas. Also includes 282,670 shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; 1,117,501 shares covered by options exercisable within 60 days of April 11, 2005; and 426,048 shares owned of record individually. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation.

(2)

Includes 1,114,251 shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes 105,500 shares owned of record by Jorge Mas Canosa Freedom Foundation, Inc., a Florida non-for-profit corporation (“Freedom Foundation”) of which Mr. Jose R. Mas is secretary; 270,929 shares covered by options exercisable within 60 days of April 11, 2005; and 837,209 shares owned of record individually. Mr. Jose R. Mas disclaims beneficial ownership of the shares held by the Freedom Foundation.

(3)

Includes shares of restricted stock which will become vested and nonforfeitable on the third anniversary of the effective date of grant but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Carlos M. de Cespedes, 9,901 shares; Robert J. Dwyer, 8,474 shares, Frank E. Jaumot, 9,728 shares; Julia L. Johnson, 9,941 shares, Jose S. Sorzano, 9,941 shares; and John Van Heuvelen, 9,941 shares.

(4)

Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 11, 2005 as follows: Julia L. Johnson, 59,850 shares; Jose S. Sorzano, 148,700 shares; John Van Heuvelen, 53,100 shares; Austin J. Shanfelter, 805,429 shares; and Michael G. Nearing, 16,500 shares.

(5)

Ownership information is based on the last ownership report filed by Donald P. Weinstein, former Executive Vice President and Chief Financial Officer, and Eric J. Tveter, former Executive Vice President and Chief Operating Officer, with the Securities and Exchange Commission and includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 11, 2005 as follows: Eric J. Tveter, 11,668 shares; and Donald P. Weinstein 33,333 shares.

(6)

Based on a Schedule 13G filed with the Securities and Exchange Commission, dated February 9, 2004, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, Dimensional Fund Advisors, Inc. possesses sole voting and sole dispositive power with respect to 2,989,250 shares. Dimensional Fund Advisors, Inc.‘s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7)

Based on a Schedule 13G filed with the Securities and Exchange Commission, dated February 14, 2005, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, FMR possesses sole voting power with respect to 230,400 shares. As reported in the Schedule 13G, FMR possesses sole dispositive power with respect to 3,900,090. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock, as well as certain affiliates of such persons, file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by Securities and Exchange Commission regulations to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received, MasTec believes that during the year ended December 31, 2004, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements, except that: one Form 3 for Carlos M. de Cespedes due on September 21, 2004 was filed on October 29, 2004; a Form 4 for Jorge Mas reporting an acquisition via a transfer from a family trust on November 14, 2003 and a series of sales pursuant to a 10(b)5-1 plan commencing on January 9, 2004 was reported on June 8, 2004; and a Form 4 for Jose R. Mas reporting an acquisition via a transfer from a family trust on November 14, 2003 was reported on July 6, 2004.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are as follows:

Name	Age	Position

Austin Shanfelter	48	President and Chief Executive Officer
C. Robert Campbell	60	Executive Vice President and Chief Financial Officer
Michael G. Nearing	57	Executive Vice President and General Counsel
Jose Ramon Mas	33	Executive Vice President and Vice Chairman

Austin J. Shanfelter and Jose R. Mas also serve as our directors. Biographical information for them can be found in the section entitled “Proposal No. 1 – Election of Directors” beginning on page 5.

C. Robert Campbell has been our Executive Vice President and Chief Financial Officer since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From 2002 to 2004 he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2002, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995, Mr. Campbell held various senior management positions with Ryder Systems, Inc., including 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant, has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University.

Michael G. Nearing has been our Executive Vice President and General Counsel, responsible for all of MasTec’s corporate and operational legal matters since February 2004. Prior to joining MasTec, Mr. Nearing practiced at a Miami law firm which serves as one of the MasTec’s outside counsels. Prior to joining that law firm, Mr. Nearing served for 10 years as President and CEO of aviation businesses in the United States and Africa. Mr. Nearing received his Juris Doctor degree from the University of Pennsylvania Law School in 1979.

Summary Compensation Table

The following table summarizes all compensation paid to our Chief Executive Officer and the other most highly compensated executive officers of MasTec whose total salary and bonus exceeded $100,000 (together, the “Named Executive Officers”) for services rendered in all capacities to MasTec and its subsidiaries for the years ended December 31, 2004, 2003 and 2002.

		Annual Compensation							Long Term Compensation

Name and Principal Position		Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (10)		All Other Compensation ($)

Austin Shanfelter		2004	560,769	(3)	101,971	(4)	--		--		500,675	(16)
President & Chief		2003	542,308	(3)	175,000	(5)	--		150,000		500,000	(16)
Executive Officer		2002	601,925		--		--		150,000	(12)	--
C. Robert Campbell	(1)	2004	67,308		75,000	(6)	1,385	(8)	100,000	(13)	--
Executive Vice		2003	--		--		--		--		--
President & Chief		2002	--		--		--		--		--
Financial Officer
Michael Nearing	(1)	2004	271,154		--		6,508	(8)	--		--
Executive Vice President &		2003	--		--		--		--		--
General Counsel		2002	--		--		--		--		--
Jose Ramon Mas		2004	242,605		--		163,019	(9)	--		4,350	(17)
Vice Chairman &		2003	225,000		--		21,156	(10)	150,000		1,627	(17)
Executive Vice President		2002	216,346		--		20,343	(10)	--		1,627	(17)
Donald P. Weinstein	(2)	2004	351,746	(2)			7,200	(8)			--
Former Executive Vice		2003	270,000		50,000	(7)	--		130,000	(14)	--
President & Chief Financial		2002	258,577		100,000	(7)	--		30,000	(15)	--
Officer
Eric J. Tveter	(2)	2004	212,196	(2)	--		4,450	(8)	--		--
Former Executive Vice		2003	273,461		75,000	(7)	--		35,000		--
President and Chief		2002	126,923		143,750	(7)	--		50,000	(15)	--
Operations Officer

1)	Mr. Campbell became Executive Vice President and Chief Financial Officer in October 2004. Mr. Nearing became Executive Vice President and General Counsel in February 2004.

2)	Messrs. Weinstein and Tveter both resigned from MasTec, Inc. in March 2004. The 2004 salary figures include severance pay in connection with severance agreements for both Mr. Weinstein and Mr. Tveter.

3)	Mr. Shanfelter elected to reduce his salary by 10% in 2003 in light of MasTec’s operating results. In 2004 that reduction continued, but the 2004 reduction will be paid to Mr. Shanfelter in 2005.

4)	Represents the fourth installment payment of $101,971 of deferred compensation awarded in 2001 for performance in 2000.

5)	Represents a $75,000 payment of deferred compensation awarded in 2001 for performance in 2000; and a bonus of $100,000 paid to Mr. Shanfelter in 2003 in connection with his amended employment agreement related to 2002 performance.

6)	Represents a bonus paid to Mr. Campbell in 2004 in connection with his employment agreement.

7)	Represents bonuses relating to 2002 performance paid to Messrs. Weinstein and Tveter in 2002 and 2003 pursuant to their employment agreements with MasTec.

8)	Represents car allowance payments paid to Messrs. Campbell, Nearing, Weinstein and Tveter.

9)	Represents a payment of $13,019 related to a split dollar life insurance arrangement entered in 2000 and cancelled in 2004; and $150,000 paid in connection with a new split dollar life insurance arrangement entered in 2004.

10)	Represents payments related to a split dollar life insurance arrangement entered in 2000.

11)	The options were granted in the year indicated based on performance in the previous year unless otherwise noted.

12)	Represents options to acquire 150,000 shares of our common stock that was granted to Mr. Shanfelter in connection with revising his employment agreement.

13)	Represents options to acquire 100,000 shares of our common stock that was granted to Mr. Campbell in connection with his employment agreement.

14)	Represents options to acquire 100,000 shares of our common stock that were granted to Mr. Weinstein in connection to his amended employment agreement and options to acquire 30,000 shares of our common stock granted for 2003 performance.

15)	Represents options for Mr. Tveter to acquire 50,000 shares of our common stock and Mr. Weinstein to acquire 30,000 of our common stock in connection with their respective employment agreements with the Company.

16)	Includes premiums paid by MasTec for insurance on the lives of Mr. Shanfelter and member of his family and interest owed to Mr. Shanfelter. In 2004, $675 represents an income attribution to Mr. Shanfelter.

17)	Represents premiums attributed for the term portion of life insurance on the lives of the individuals referenced. In 2004, $3,300 represents income attribution.

18)	Represents proceeds from an exercise of options granted.

Option Grants in Last Fiscal Year

The following table provides information with respect to options to purchase common stock granted to the Named Executive Officers for the year ended December 31, 2004:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)

Name	Number of Shares Underlying Options Grant	Percent of Total Options granted to Employees for Fiscal Year (1)	Exercise Price ($/sh)(2)	Expiration Date	5%	10%

Austin J. Shanfelter	--	--	--	--	--	--

C. Robert Campbell	37,242	7.37%	$5.37	10/12/14	$125,772	$318,732

	62,758	12.42%	$5.37	10/12/14	$211,944	$537,108
Michael G. Nearing	--	--	--	--	--	--

Jose R. Mas	--	--	--	--	--	--

Donald P. Weinstein (4)	--	--	--	--	--	--

Eric J. Tveter (5)	--	--	--	--	--	--

1)	Based on options to purchase an aggregate of 505,500 shares of common stock granted to employees in 2004.

2)	All options were granted at an exercise price equal to fair market value based on the closing price of our common stock on the New York Stock Exchange on the date of grant.

3)

Amounts represent hypothetical gains assuming exercise at the end of the option term and assuming rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

4)	Mr. Weinstein served as our Executive Vice President and Chief Financial Officer until March 2004.

5)	Mr. Tveter served as our Executive Vice President and Chief Operating Officer until March 2004.

Aggregate Option Exercises and Year-End Option Values

The following table sets forth information with respect to each exercise of stock options during the year ended December 31, 2004 by the Named Executive Officers and the value at December 31, 2004 of unexercised stock options held by the Named Executive Officers.

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2004 Exercisable/Unexercisable	Value of Unexercised in the Money Options at December 31, 2004 Exercisable/Unexercisable

Austin Shanfelter	--	--	805,429/150,500	$794,315/576,685

C. Robert Campbell	--	--	0/100,000	$0/474,000

Michael Nearing	--	--	16,500/33,500	$39,105/79,395

Jose R. Mas	--	--	270,929/100,500	$117,315/238,185

Donald P. Weinstein (2)	63,234	$349,026	0/96,766	$0/604,365

Eric J. Tveter (3)	61,666	$244,204	1/23,333	$7.89/184,214

1)

Market value of shares underlying in-the-money options at December 31, 2004 based on the product of $10.11 per share, the closing price of MasTec’s common stock on the New York Stock Exchange on December 31, 2004, less the exercise price of each option, multiplied by the number of in-the-money options as of that date.

2)	Mr. Weinstein served as our Executive Vice President and Chief Financial Officer until March 2004.

3)	Mr. Tveter served as our Executive Vice President and Chief Operating Officer until March 2004.

Employment and Other Agreements

On January 1, 2002, MasTec entered into an employment agreement with Austin J. Shanfelter relating to his employment as President and Chief Executive Officer. The agreement expires on December 31, 2005 unless earlier terminated, and provides that Mr. Shanfelter will be paid an annual salary of $600,000, an initial bonus of $100,000 prior to March 31, 2003 and deferred compensation of $2,000,000. The agreement also provides for a bonus to be paid pursuant to an incentive performance bonus pln to be agreed upon and stock options pursuant to MasTec’s stock option plans. Following termination of employment, the agreement provides for a two-year consulting period at $500,000 per year. Additionally, if there is a change of control of MasTec during the employment term, the executive will be entitled to all of the unpaid portion of his salary for the remaining term of the agreement, to the consulting fees, any unpaid portion of the initial bonus and the deferred compensation amount and to immediate vesting of any previously unvested options. The agreement also contains gross-up for any excise taxes, confidentiality, non-competition and non-solicitation provisions.

On January 1, 2002, MasTec entered into an employment agreement with Donald P. Weinstein relating to his employment as Executive Vice President and Chief Financial Officer. On January 7, 2004 (but effective as of December 1, 2003), we entered into an amended employment agreement with Mr. Weinstein. The agreement was for a term of three years and provided that Mr. Weinstein would be paid an annual base salary of $300,000 (with annual cost of living increases). Additionally, Mr. Weinstein was entitled to receive a total of $600,000 of deferred compensation over the term of the contract, and was entitled to participate in our bonus plan for senior management and would be entitled to a minimum annual performance bonus of $50,000 per year. Mr. Weinstein resigned effective March 11, 2004. In connection therewith, we entered into a severance agreement with Mr. Weinstein pursuant to which we paid him his base salary of $300,000 through December 2004, provided him with certain employee and insurance benefits and agreed that his options would continue to vest in their normal course and would expire six months after the last options vest. The Compensation Committee approved this severance agreement on July 16, 2004.

In July 2002, MasTec entered into an employment agreement with Eric J. Tveter as Executive Vice President and Chief Operations Officer with a two year term at an annual base salary of $300,000 (with annual cost of living increases) and a grant of 50,000 stock options, a guaranteed bonus for the year 2002 equal to one half of his base salary paid to him during the year 2002 and the right to participate in MasTec’s bonus plan for Senior Management, beginning January 1, 2003. The agreement also contained non-compete and non-solicitation provisions for a period of two years following the term of the agreement. Mr. Tveter resigned his position with the company on March 22, 2004. In connection therewith, we entered into a severance agreement with Mr. Tveter pursuant to which we paid him severance of $33,134 during 2004, paid his regular salary through July 14, 2004 at an annual rate of $306,837, provided him with certain employee benefits and provided for the extended vesting of his stock options. The Compensation Committee approved Mr. Tveter’s severance agreement on April 15, 2004.

On February 1, 2004 MasTec entered into an employment agreement with Michael G. Nearing as Executive Vice President and General Counsel. The agreement expires on January 31, 2006 unless earlier terminated, and provides that Mr. Nearing will be paid an annual salary of $300,000. The agreement also entitles Mr. Nearing to participate in our bonus plan for senior management. If Mr. Nearing is terminated without cause or good reason, he will receive his base salary for the remainder of the term of the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

On October 12, 2004, MasTec entered into an employment agreement with C. Robert Campbell relating to his employment as Executive Vice President and Chief Financial Officer. The agreement expires on January 17, 2007 unless earlier terminated, and provides that Mr. Campbell will be paid an annual salary of $350,000 and an initial bonus of $75,000 upon execution of the employment agreement. The agreement also provides for a minimum annual performance bonus of $50,000 and stock options pursuant to MasTec’s stock option plans. Following termination of employment without cause or good reason, Mr. Campbell will receive his base salary from the date of termination for a period of twelve months. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Campbell shall be entitled to severance benefits for a period of six months from the termination date. If there is a change of control of MasTec during the employment term, Mr. Campbell will be entitled to one and a half times the unpaid portion of his salary for the greater of twelve months or the remaining term of the agreement and to immediate vesting of any previously unvested options. The agreement also contains confidentiality, non-competition and non-solicitation provisions.

On November 1, 2002, MasTec and Austin J. Shanfelter entered into a split dollar agreement wherein MasTec agreed to pay the premiums due on an $18,000,000 life insurance policy. Mr. Shanfelter and his spouse are the insureds under the policy. MasTec is the sole owner and beneficiary of the policy and is entitled, upon the death of the insureds, to recover all premiums it has paid on the policy plus interest equal to four percent, compounded annually. The remainder of the policy’s proceeds will be paid in accordance with Mr. Shanfelter’s designations. MasTec will make the premium payments for the term of the agreement or until the agreement is terminated, which occurs upon any of the following events: (i) total cessation of MasTec’s business, (ii) bankruptcy, receivership or dissolution of MasTec, or (iii) the six year anniversary of the agreement. In 2004, MasTec paid approximately $500,000 in premiums in connection with insurance policies for Mr. Shanfelter and his family.

Effective July 16, 2004, MasTec and Jose R. Mas entered into a split dollar agreement wherein MasTec agreed to pay the premiums due on a $5,000,000 life insurance policy. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policy and is entitled, upon the death of the insured, to recover all the premiums it has paid on the policy plus interest equal to three and a half percent, compounded annually. The remainder of the policy’s proceeds will be paid in accordance with Mr. Mas’ designations. MasTec has agreed to make the premium payments until at least July 15, 2009. In 2004, MasTec paid approximately $150,000 in premiums in connection with insurance policies for Mr. Mas.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies for MasTec’s compensation programs, approving the compensation level of the Chief Executive Officer and recommending to the Board the compensation levels of the other executive officers of MasTec. The Compensation Committee also reviews with the Chief Executive Officer guidelines for salaries and bonus awards applicable to MasTec’s employees other than its executives. The Compensation Committee is composed of Jose S. Sorzano, who serves as Chairman, Robert J. Dwyer, Carlos M. de Cespedes, and John Van Heuvelen, all of whom the Board of Directors in the exercise of its reasonable business judgment, has determined are independent pursuant to New York Stock Exchange and Securities and Exchange Commission rules and regulations. William N. Shiebler served as Chairman of the Compensation Committee until August 2004.

Statement of Philosophy of Executive Compensation

The executive compensation program of MasTec is designed to (i) provide base compensation reasonably comparable to that offered by other leading companies to their executives so as to attract and retain talented personnel, (ii) motivate executives to achieve the strategic goals set by MasTec by linking an executive’s incentive compensation to the performance of MasTec and applicable business units, as well as to individual performance, and (iii) align the interests of MasTec’s executives with the long-term interests of its shareholders through the award of stock options and other stock-related programs. To implement this philosophy, MasTec offers its executives compensation packages that include a mix of salary, incentive bonus awards, and stock options.

In determining the level and form of executive compensation to be paid or awarded, the Committee relies primarily on MasTec’s results of operations and, in the case of senior executives, an assessment of MasTec’s overall performance in light of its strategic objectives. The primary factors considered by the Compensation Committee in establishing 2004 compensation for senior executives were the net loss incurred by MasTec in 2003 and the provisions of the employment agreements which contain certain commitments related to compensation.

Salary

The base salary of executives is determined initially by analyzing and evaluating the responsibilities of the position and comparing the proposed base salary with that of executives in comparable positions in other companies. Adjustments are determined by objective factors such as MasTec’s performance and the individual’s contribution to that performance and subjective considerations such as additional responsibilities taken on by the executive.

Incentive Awards

In addition to paying a base salary, MasTec awards incentive bonuses as a component of overall compensation. MasTec has established incentive compensation plans for its executives at both the corporate and operational levels that award incentive bonuses based primarily on MasTec’s or an individual unit’s performance as measured by earnings before interest and taxes. Because of the time it takes to gather and evaluate the necessary financial data to gauge performance over the prior year, bonuses for performance are not paid until the beginning of the following year. A portion of the bonus may be awarded in stock or stock options. MasTec or the individual unit must meet certain minimum thresholds before any bonus is earned. The Compensation Committee awarded a $75,000 cash bonus in 2004 to Mr. C. Robert Campbell as required by his employment agreement. The Compensation Committee awarded no cash bonuses to executives for performance in 2004.

Long-Term Incentives

Stock options are granted as long-term incentive compensation to encourage and enhance positive performance and to align the interest of our executives with our shareholders. Options are granted at a price equal to the fair market value of our common stock on the New York Stock Exchange on the date of grant, and will have value only if MasTec’s stock price increases. Grants to executives are based on their scope of responsibility, performance, size of prior grants and strategic practices. During 2004, of the Named Executive Officers, only Mr. Campbell received an option grant to purchase shares in accordance with his employment agreement.

Awards generally are not exercisable immediately upon grant, but instead vest over a specified period. Accordingly, an employee must remain employed by us for a specified period to enjoy the full economic benefit of an award.

Chief Executive Officer Compensation

The Compensation Committee based the Chief Executive Officer’s 2004 salary on Austin J. Shanfelter’s July 1, 2002 employment agreement. The agreement is for a term of four years and provides that Mr. Shanfelter will be paid an annual salary of $600,000 and deferred compensation of $2,000,000. Although the agreement allows for a performance measure bonus, the Compensation Committee determined that no performance bonus would be awarded to Mr. Shanfelter for 2004 performance. Mr. Shanfelter’s bonus granted in 2004 was the fourth installment of a deferred compensation agreement entered into in 2000 while Mr. Shanfelter served as President of one of MasTec’s service offerings, and before he became an executive officer of MasTec.

Compensation Committee Interlocks and Insider Participation

Jorge Mas and Jose R. Mas, Chairman of the Board and Vice Chairman of the Board and Executive Vice President of MasTec, respectively, are members of the Board of Directors of Neff Corp., and Juan Carlos Mas, the brother of Jorge and Jose R. Mas, is the CEO and a director of Neff Corp. Messrs. Jorge, Jose R. and Juan Carlos Mas, and their respective families, own a controlling interest in both MasTec and Neff Corp. MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a nonexclusive basis, including Neff. See “Certain Relationships and Related Transactions” below for more information.

Jose S. Sorzano, Chairman
Robert J. Dwyer
Carlos M. De Cespedes
John Van Heuvelen

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a non-exclusive basis, including Neff Corp., of which Jorge Mas and Jose R. Mas are directors and owners of a controlling interest. Juan Carlos Mas, the brother of Jorge and Jose Mas, is Chief Executive Officer and a director of Neff Corp. In 2004, MasTec paid Neff approximately $1.2 million for equipment purchases, rentals and leases. MasTec believes the amount paid to Neff is equivalent to the payments that would have been made between unrelated parties for similar transactions acting at arm’s length.

Effective as of August 27, 2002, MasTec and Jorge Mas entered into a split dollar agreement wherein MasTec agreed to pay the premiums due on two life insurance policies with an aggregate face amount of $50,000,000. Mr. Mas and his spouse are the insureds under the policies. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policies and is entitled to recover all premiums it pays on the policies plus interest equal to four percent, compounded annually, upon the death of the insureds. The remainder of the policies’ proceeds will be paid in accordance with Mr. Mas’ designations. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) total cessation of MasTec’s business, (ii) bankruptcy, receivership or dissolution of MasTec, or (iii) a change of control of MasTec.

Additionally, effective as of September 13, 2002, MasTec and Jorge Mas entered into a second split dollar agreement (as amended on December 1, 2002) wherein MasTec agreed to pay the premiums due on an $80,000,000 life insurance policy, $60,000,000 of which is subject to the agreement. The remaining $20,000,000 is deemed to be key-man insurance payable to MasTec and falls outside of the agreement. Jorge Mas is the insured under this policy. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policy and is entitled to recover all premiums it pays on the portion of the policy subject to the agreement, plus interest equal to four percent, compounded annually, upon the death of Mr. Mas. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) total cessation of MasTec’s business, (ii) bankruptcy, receivership or dissolution of MasTec, or (iii) a change of control of MasTec. An amount equal to $60,000,000 of the policy’s proceeds will be paid in accordance with Jorge Mas’ designations. Any remainder of the proceeds will be paid to MasTec.

In 2004, MasTec paid $1,135,092 in premiums in connection with the split dollar agreements for Jorge Mas.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on MasTec’s common stock from December 31, 1999 through December 31, 2004 with the cumulative total return of the Standard & Poor’s 500 Stock Index and a company-constructed index of six peer companies consisting of Black Box Corp., Dycom Industries, Inc., International Fibercom, Inc., Quanta Services, Inc., Wireless Facilities Inc and LCC International. The graph assumes that the value of the investment in the common stock was $100 on December 31, 1999, with the number of shares purchased for the $100 investment determined based on the fair market value on that date and that all dividends were reinvested. This data is not necessarily indicative of future results.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04

MASTEC, INC	100.00	67.42	23.43	9.94	49.92	34.08
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
PEER GROUP	100.00	101.63	49.30	31.39	52.52	52.10

AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

Audit Committee Report

The Audit Committee of MasTec is composed of three directors, whom the Board of Directors, in the exercise of its reasonable business judgment, has determined meet the independence and experience requirements of the New York Stock Exchange and Securities and Exchange Commission rules and regulations. In 2004, the Audit Committee met twenty-eight times. The Audit Committee has adopted, and annually reviews, a charter, which provides the duties and obligations of the Audit Committee. In April 2005, the Board of Directors approved an amended charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A.

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. During the year 2004, at each of it’s meetings, the Audit Committee met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent auditors for the purpose of discussing financial management, accounting and internal control issues.

The Audit Committee accepted the resignation of Ernst & Young, LLP who served as our independent registered public accountants through September 2004 following the completion of services related to the audit of MasTec’s 2003 financial statements. The Audit Committee then engaged BDO Seidman, LLP as the independent auditor for MasTec for the year ended December 31, 2004 and reviewed with MasTec’s financial management team and the independent auditors the scope of the annual audit plan, the results of their examination, the evaluation by the independent auditors of the internal control systems and MasTec’s financial reporting.

The Audit Committee also discussed with the independent auditors the matters required to be reviewed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), and reviewed the written disclosures and related correspondence from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also considered with the independent auditors whether the provision of nonaudit services by independent auditors to MasTec is compatible with the auditors’ independence.

The Audit Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K with our management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles.

In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors and the Board of Directors has approved, the audited financial statements included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2004.

John Van Heuvelen, Chairman
Julia L. Johnson
Frank E. Jaumot

Independent Public Accountants

On September 2, 2004, we filed a Current Report on Form 8-K (as amended on September 24, 2004) reporting that on August 30, 2004, Ernst & Young, LLP our independent registered public accountants would resign as our auditors following the completion of services related to the audit of MasTec North America, Inc. The Form 8-K reported that there were no disagreements between us and Ernst and Young, LLP involving any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. On September 24, 2004 our Audit Committee engaged BDO Seidman, LLP to serve as our independent registered public accountants for the 2004 fiscal year. A representative from BDO Seidman, LLP is expected to attend the 2005 Annual Meeting of Shareholders and will have the opportunity to make a statement and answer questions.

Audit Fees

Fees for services rendered by our independent auditors, Ernst & Young, LLP for professional services rendered for the 2003 audit of our annual financial statements and review of financial statements included in quarterly reports on Form 10-Q totaled approximately $2.7 million. Fees for services rendered by our independent auditors, BDO Seidman, LLP, for professional services rendered for the 2004 audit of our annual financial statements and review of financial statements included in quarterly reports on Form 10-Q in 2004 are estimated to be approximately $2.5 million.

Audit Related Fees

Fees for 2003 audit related services, which are services that are reasonably related to the performance of the audit or review of quarterly financial statements, performed by Ernst & Young, LLP totaled $108,325. Fees for 2004 audit related services, performed by BDO Seidman, LLP were $14,000.

Tax Fees

Fees billed for tax services, including compliance, tax advice and tax planning, performed by Ernst & Young, LLP in 2003 totaled $265,000. BDO Seidman, LLP did not perform tax services in 2004.

All Other Fees

Other services performed by Ernst and Young, LLP in 2003 amounted to $1,500. There were no fees billed for other services in 2004 by BDO Seidman, LLP.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2004 and 2003, audit related services, tax services, and all other services to be provided by Ernst & Young, LLP and BDO Seidman, LLP were pre-approved by the Audit Committee.

Shareholders’ Proposals for 2006 Annual Meeting

Under our bylaws, MasTec must receive any proposal from an eligible shareholder intended to be presented at the 2006 Annual Meeting of Shareholders, including any nomination proposal, on or before December 26, 2005, for the proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 26, 2005 of an intent to present a proposal at MasTec’s 2006 Annual Meeting of Shareholders, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Other Matters that May Come Before the Annual Meeting

The Board of Directors does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.

MasTec’s Annual Report on Form 10-K for the year ended December 31, 2004 is being mailed or transmitted with this Proxy Statement to shareholders of record as of April 11, 2005. The Form 10-K does not form any part of the material for the solicitation of proxies.

/s/ J. Marc Lewis
J. Marc Lewis, Secretary
Coral Gables, Florida
April 25, 2005

APPENDIX A

AUDIT COMMITTEE CHARTER

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
MASTEC, INC.

1. PURPOSE

        The Audit Committee (the “Committee”) of the Board of Directors of MasTec, Inc. (the “Company”) shall assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities with respect to: (i) the financial reports and other financial information provided by the Company to the public or any governmental body; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s systems of internal controls regarding finance, accounting and legal compliance; (iv) the qualifications and independence of the Company’s independent auditors; (v) the performance of the Company’s internal audit function and independent auditors; (vi) the Company’s auditing, accounting, and financial reporting processes generally; and (vii) the performance of such other functions as the Board may assign from time to time. To this end, the Committee will maintain free and open communication with the Board, the independent auditors, the Company’s internal auditor and any other person responsible for the financial management of the Company. The Committee will also prepare an audit committee report as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement. Consistent with its functions, the Committee will encourage continuous improvement of, and will foster adherence to, the Company’s policies, procedures and practices at all levels.

        The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section 5 of this Charter.

        As an oversight body, the Committee does not have responsibility for day-to-day operations and financial reporting. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles; rather, this is the responsibility of management and the independent auditors.

2.     COMPOSITION AND ORGANIZATION

        The Committee will consist of three or more directors, each of whom must be an “Independent Director” (as defined below). Members of the Committee shall be appointed by the Board and, unless otherwise directed by the Board, shall serve one-year terms. Members may be removed by the Board at any time with or without cause. Upon the removal or resignation of a member, the Board may appoint a successor to serve the remainder of the unexpired term. The Board will appoint one member of the Committee as chairperson. If the Board fails to appoint a chairperson, the Committee will appoint one member of the Committee as chairperson. The Company shall have the power to create subcommittees with such powers as the Committee shall from time to time confer.

        For purposes of this Charter, the term “Independent Director” means: a person whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the following persons shall not be considered independent:

o	a director who is, or has been within the last three years, employed by the Company or whose immediate family member is, or has been within the last three years, an executive officer of the Company’s;

o

a director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)

o

(A) a director who or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director whose immediate family member is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time ;

o

a director who is, or has been within the last three years, employed, or whose immediate family member is, or has been within the last three years, employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

o

a director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

        Additionally, the following enhanced “Independent Director” requirement applies to members of the Audit Committee. The following persons will not be considered independent:

o	a director who accepts any consulting, advisory or other compensatory fees from the Company or any subsidiary of the Company other than for service on the Board or a committee of the Board.

o	a director that is an "affiliate" of the Company under the rules of the U.S. Securities and Exchange Commission.

        For purposes of this Charter, “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s house.

3. QUALIFICATIONS

        Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Nominating and Governance Committee and the Board determine that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement. Accordingly:

o

each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee; and

o

at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment, in order to meet requirements as a “Financial Expert” as defined by the U.S. Securities and Exchange Commission.

4. MEETINGS

        The Committee will meet at least four times annually and more frequently as circumstances dictate. The Committee chairperson will establish the agenda for each Committee meeting. As part of its job to foster open communication, the Committee will meet at least quarterly with management, the internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee will meet with the independent auditors and management quarterly to review the Company’s financials, consistent with Section 5 below.

5.     RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties the Committee will:

1. Document / Report Review

(a) Review this Charter at least annually, update this Charter as necessary and ensure that this Charter is posted on the Company’s website.

(b) Review any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

(c) Review the regular internal reports to management prepared by the internal auditing department and management’s response.

(d) Review with financial management and the independent auditors each Form 10-Q and Form 10-K prior to its filing.

(e)       Obtain and review, at least annually, a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

(f)       Review a formal written statement submitted by the independent auditors to the Company at least annually which delineates all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1.

(g) Review a report of the independent auditors prior to the filing of the Form 10-K or the release of any audited financial statements of the Company with respect to:

(i) all critical accounting policies and practices used;

(ii)     all alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences

(h)       Review with management, including both the Chief Executive Officer and Chief Financial Officer: (i) on a quarterly basis, the report of the Disclosure Controls Committee and the internal control system, and (ii) on an annual basis, the internal control report to be filed with the Company’s annual report on Form 10-K.

(i) Prepare (or cause to be prepared) the report of the Committee to be included in the Company’s annual proxy statement.

2. Independent Auditors and Other Advisors

(a)         Have sole authority, without Board action, to select and hire the independent auditors, considering independence and effectiveness. On an annual basis, the Committee should review and discuss with the independent auditors all disclosed relationships the independent auditors have with the Company to determine the independent auditors’ objectivity and independence, consistent with Independence Standards Board Standard No. 1.

(b) Have sole authority, without Board action, to approve the independent auditors’ fees.

(c)         Have sole authority, without Board action, to approve all audit and non-audit services provided by the independent auditors, prior to the Company’s receipt of such services. All approved non-audit services shall be disclosed in the Company’s periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

(d)        Review and evaluate the qualifications, performance and independence of the independent auditors; when circumstances warrant, discharge the independent auditors; and nominate independent auditors for stockholder approval in the Company’s annual proxy statement. The independent auditors will be accountable to the Board and the Committee, as representatives of the stockholders of the Company.

(e) Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

(f)        Have sole authority, without Board action, to set clear hiring policies for employees or former employees of the independent auditors, including the requirement that no person be hired as Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer or any other financial reporting oversight role if such person was employed by the independent auditors and participated in any capacity in the audit of the Company during the one year period preceding the date of initiation of such audit.

(g) Have sole authority, without Board action, to hire and determine the fees and other retention terms for legal, accounting and other advisors to the Committee as it sees fit.

3. Financial Reporting Processes

(a)        Meet to review and discuss the annual audited financial statements and quarterly financial statements with management, the internal auditor and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

(b) Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

(c) In consultation with the independent auditors and the internal auditor, review the integrity of the Company’s internal and external financial reporting processes.

(d) Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

e) Consider and approve, if appropriate, major changes to the Company’s accounting principles and practices as suggested by the independent auditors, management or the internal auditing department.

4. Process Improvement

(a)        Establish regular and separate systems of reporting to the Committee by each of management, the independent auditors and the internal auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

(b)        Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditing department any problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and management’s response to the problems or difficulties.

(c) Review any significant disagreement between management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

(d)        Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

(e) Report to the Board on a regular basis and forward copies of the minutes of all meetings to the Board.

(f)        Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters; and (ii) the confidential anonymous submission by employees of concerns regarding accounting or auditing matters.

(g) Annually review and evaluate the performance of the Committee.

5. Legal Compliance

(a) Review activities, organizational structure, and qualifications of the internal audit department.

(b) Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements and compliance programs and policies.

(c) Review and discuss the Company’s risk assessment and risk management policies.

(d) Review and approve all related party transactions.

(e) Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX B

COMPENSATION COMMITTEE CHARTER

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
MASTEC, INC.

1. PURPOSE

        The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MasTec, Inc. (the “Company”) shall assist the Board in discharging its responsibilities relating to the compensation of the Company’s executive officers. The Committee seeks to establish and put into practice competitive compensation programs to attract, retain and motivate qualified senior executives and to align those executives’ financial interests with the interests of the Company’s stockholders. The Committee shall also be responsible for producing the annual report on executive compensation for inclusion in the Company’s annual proxy statement.

2. ORGANIZATION AND MEMBERSHIP

        The Committee shall be comprised of three or more directors, each of whom must be an “Independent Director” (as defined below). In addition, each member of the Committee must be a “Non-Employee Director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934.

        Members of the Committee shall be appointed by the Board and, unless otherwise directed by the Board, shall serve one-year terms. Members may be removed by the Board at any time with or without cause. Upon the removal or resignation of a member, the Board may appoint a successor to serve the remainder of the unexpired term. The Board will appoint one member of the Committee as chairperson. If the Board fails to appoint a chairperson, the Committee will appoint one member of the Committee as chairperson. The Company shall have the power to create subcommittees with such powers as the Committee shall from time to time confer.

For purposes of this Charter, the term “Independent Director” means: a person whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the following persons shall not be considered independent

o	a director who is, or has been within the last three years, employed by the Company or whose immediate family member is, or has been within the last three years, an executive officer of the Company’s;

o

a director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)

o

(A) a director who or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director whose immediate family member is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time ;

o

a director who is, or has been within the last three years, employed, or whose immediate family member is, or has been within the last three years, employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

o

a director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

        For purposes of this Charter, the ” immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s house.

Meetings

        The Committee will hold at least two meetings per year or more frequently as circumstances dictate. The chairperson of the Committee will establish the agenda for each Committee meeting. The Committee shall meet in executive session to discuss and approve compensation of the Chief Executive Officer (the “CEO”). The CEO may be present at any meetings in which the Committee discusses and approves the compensation of all other executive officers, but may not vote on such approvals. The Committee shall also meet with the CEO and any person designated by the CEO at each meeting.

3. RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties, the Committee will:

1.	Discharge the Board’s responsibilities relating to compensation and evaluation of the Company’s executive officers within the guidelines established by the Board.

2.	Make recommendations to the Board with respect to incentive compensation plans and equity-based plans and establish the compensation policies and philosophy for the Company and its executive officers.

3.	Review and approve corporate goals and objectives relevant to the CEO’s compensation, consistent with Company policies and strategy.

4.	Evaluate the CEO’s performance in light of the corporate goals and objectives.

5.	Either as a committee or together with the other Independent Directors (as directed by the Board), determine and approve the CEO’s compensation level based upon the Committee’s evaluation.

6.	Make recommendations to the Board with respect to non-CEO executive officer compensation.

7.	Have sole authority, without Board action, to retain and terminate outside advisors to the Committee, such as compensation consultants.

8.	Approve option grants and stock awards, and seek stockholder approval as necessary, under the Company’s stock option plans.

9.	Exercise general oversight of the Company’s benefit plans and evaluate any proposed new retirement or executive benefit plans.

10.	Produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

11.	Advise the Board on trends in compensation programs for independent directors, with a view towards aligning such compensation with stockholder interests.

12.	Review and make recommendations to the Board regarding the compensation for the members of the Board and Board committees.

13.	Report to the Board on a regular basis and submit minutes of all meetings to the Board.

14.	Annually review and evaluate the performance of the Committee and update this Charter as necessary.

15.	Ensure that this Charter is posted on the Company’s website.

16.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX C

CHARTER OF THE NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS OF
MASTEC, INC.

1. PURPOSE

        The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of MasTec, Inc. (the “Company”) shall assist the Board to (i) identify and attract highly qualified individuals to serve as directors of the Company; (ii) select director nominees for the next annual meeting of stockholders of the Company; (iii) appoint or recommend directors to committees of the Board and recommend the rotation of chairperson for each committee; (iv) develop and maintain a set of corporate governance guidelines applicable to the Company; and (v) conduct annually a review of the effectiveness and performance of the Board, its committees and members.

2. ORGANIZATION AND MEMBERSHIP

        No later than the time required by the New York Stock Exchange or the Securities and Exchange Commission, the Committee shall be comprised of three or more directors, each of whom must be an “Independent Director” (as defined below).

        Members of the Committee shall be appointed by the Board and, unless otherwise directed by the Board, shall serve one-year terms. Members may be removed by the Board at any time with or without cause. Upon the removal or resignation of a member, the Board may appoint a successor to serve the remainder of the unexpired term. The Board will appoint one member of the Committee as chairperson. If the Board fails to appoint a chairperson, the Committee will appoint one member of the Committee as chairperson. The Company shall have the power to create subcommittees with such powers as the Committee shall from time to time confer.

        For purposes of this Charter, the term “Independent Director” means: a person whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the following persons shall not be considered independent:

o	director who is, or has been within the last three years, employed by the Company or whose immediate family member is, or has been within the last three years, an executive officer of the Company’s;

o

a director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)

o

(A) a director who or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director whose immediate family member is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time ;

o

a director who is, or has been within the last three years, employed, or whose immediate family member is, or has been within the last three years, employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

o

a director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

        For purposes of this Charter, “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s house.

3. MEETINGS

        The Committee will hold at least two meetings per year or more frequently as circumstances dictate. The chairperson of the Committee will establish the agenda for each committee meeting. Each meeting should include an executive session of the Committee without management present. The Committee shall also meet with such persons as designated by the Chief Executive Officer at each meeting to review compliance with the code of business conduct and ethics.

4. RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties, the Committee will:

1. Have sole authority, without requiring action by the Board, to establish criteria selecting new board members, which shall include, at a minimum, the following requirements:

(a)	a majority of the directors must be Independent Directors;

(b)	three directors must meet the enhanced standards of independence set forth in the Audit Committee Charter as such requirements are phased in under the applicable rules and regulations;

(c)	compliance with applicable New York Stock Exchange and Securities and Exchange Commission requirements; and

(d)

the ability to contribute to the effective oversight and management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which the Company operates.

2. Select the director nominees for the next annual meeting of the stockholders of the Company.

3. Appoint or recommend members of each committee of the Board and the rotation of the chairpersons for each committee of the Board.

4. Have sole authority, without requiring action by the Board, to retain and terminate outside advisors to the Committee, such as search firms, to assist the Committee in identifying director candidates.

5. Monitor and safeguard the Board’s independence.

6. Devise and propose to the Board corporate governance guidelines setting forth:

(a)	standards regarding director qualifications;

(b)	responsibilities of directors;

(c)	guidelines regarding director access to management and, as necessary and appropriate, independent advisors;

(d)	guidelines regarding director compensation matters;

(e)	guidelines regarding director orientation and continuing education;

(f)	standards for the selection of the Chief Executive Officer and planning for succession of management;

(g)	requirements that the Board conduct an annual self-evaluation to ensure that the Board and its committees are conducting themselves in an efficient manner; and

(h)	such other matters as the Committee deems necessary or appropriate.

7. Monitor compliance with and review annually the corporate governance guidelines.

8.     Devise and propose to the Board a code of business conduct and ethics for directors, officers and employees addressing, at a minimum, conflicts of interest and compliance with applicable laws, rules and regulations, including compliance and enforcement mechanisms.

9.     Monitor compliance with the code of business conduct and ethics, review and approve all requests by directors or officers for waivers of the code and annually review the Code of business conduct and ethics.

10. Annually undertake performance evaluations of the Board committees and the Board and prepare reports to the Board regarding the evaluations.

11. Report to the Board on a regular basis and submit minutes of all meetings to the Board.

12. Annually review and evaluate the performance of the Committee and update this Charter as necessary.

13. Ensure that this Charter, the corporate governance guidelines and the code of business conduct and ethics are posted on the Company’s website.

14. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

800 S. Douglas Road, 12thFloor Coral Gables, Florida 33134

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.  Have your proxy card in hand when you access the web site.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before or meeting date.  Have your proxy card in hand when you call.

VOTE BY MAIL - Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to MasTec, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK			MASTEC		KEEP THIS PORTION FOR YOUR RECORDS

.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED				DETACH AND RETURN THIS PORTION ONLY
MasTec, Inc.

(1) Election of three (3) Directors as described in the Proxy Statement of the Board of Directors. The Board of Directors recommends a vote FOR ALL nominees below.		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's name on the line below:
The nominees for Class I Directors are: Jorge Mas, Jose R. Mas, Julia L. Johnson

(2) In the Proxies' discretion, upon any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

Receipt of the Notice and Proxy Statement for 2005 Annual Meeting of Shareholders and MasTec's Annual Report on Form 10-K for the year ended December 31, 2004 is acknowledged.

    (Please sign exactly as your name or names appear on this proxy.  When signing as executor, guardian, trustee, joint owners, agent, authorized representative or a corporate owner, or other representative, please give your full title as such.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

PROXY FOR 2005 ANNUAL MEETING OF SHAREHOLDERS SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Michael G. Nearing and J. Marc Lewis (the "Proxies"), or any one of them, with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. ("MasTec") that the undersigned would be entitled to vote at the 2005 Annual Meeting of Shareholders to be held at Douglas Entrace Annex Building, 3rd Floor Archroom, 800 S. Douglas Road, Coral Gables, Florida, 33134, at 9:30 a.m. on Thursday, May 26, 2005, or any adjournments or postponements thereof, on all the matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the " Plan"), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec common stock in the undersigned's name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES "FOR ALL" THE NOMINEES SET FORTH ON THE REVERSE SIDE AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC'S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING MEETING.  YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

(Continued and to be signed on reverse)